Exhibit 15-b4



Simone Leigh (b. 1967)



Masterworks opportunistically acquired the artwork at an attractive price after the artist's auction record was reset twice this past May. Masterworks recently exited another Simone Leigh realizing a 325.5% annualized IRR net of all fees.

INVESTMENT THESIS

Initial Offering Price

$860,000

Offering Circular

sec.gov

Similar Sales | Record Price | Repeat Sales



$2.0m
$1.5m
$1.0m
$0.5m
$0.0m
18
19
20
21
22
23

Price Appreciation of Similar Works

74.6%

Sharpe Ratio (1995-2021) watch video

Simone Leigh	Speculative
All Art	0.55
S&P 500	0.56

SOLD OUT



Simone Leigh

(b. 1967)

Why we like this offering

1. Simone Leigh is an American sculptor, whose work imaginatively expands the historical record as it pertains to the black femme experience. Leigh has been the recipient of prestigious awards including the Hugo Boss prize in 2018 and most recently the Golden Lion at the 2022 Venice Biennale.
2. Since 2017, with high profile exhibitions and successive representation at blue chip galleries Luhring Augustine, Hauser & Wirth and, most recently, Matthew Marks, Leigh's primary market prices have grown in parallel with the artist's auction market. As of December 1, 2022, Leighs total auction turnover year to date has exceeded $4.5 million, representing what will turn out to be a record year for the artist in terms of auction turnover.
3. The Artwork belongs to one of Simone Leigh's most recognizable series, the Anatomy of Architecture, which began in 2016 and combines architectonic forms of the Global South and the Southern United States, with those of the human body.
4. Examples similar to the Artwork in subject, form, and material are included in several important public collections, including the Guggenheim Museum in New York and the Phillips Collection in Washington, D.C.
5. As of May 22, 2023, figurative sculptures similar to the Artwork account for seven of the artist's top ten auction records and have sold in excess of $2.1 million. These are led by: "Birmingham" (2012), which sold for $2,167,500 in May 2022, "Clarendon" (2015), which sold for $1,058,819 in June 2022, and "Untitled V (Anatomy of Architecture Series)" (2016), which sold for $883,945 in June 2022.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$4,625,665	6	$1,764,583

Average Prices


770.9K
578.2K
385.5K
192.7K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year


4.6M
3.5M
2.3M
1.2M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
7
5.25
3.5
1.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$860,000**
Offering Circular	sec.gov/edgar

Painting







About Simone Leigh

Simone Leigh (b. 1967, Chicago, IL) is an American sculptor, video and performance artist whose work centers and imaginatively expands the historical record as it pertains to the black female experience. Leigh describes her work as auto-ethnographic, and her salt-glazed ceramic and bronze sculptures often employ forms traditionally associated with African art. In 2022, Leigh was the recipient of the prestigious Golden Lion award at the Venice Biennale, where she was the first black female artist to represent the United States at the prestigious event.

INVEST NOW

SIMONE LEIGH

b. 1967, UNITED STATES



$860,000

INITIAL OFFERING

114.9%	74.6%
RECORD PRICE GROWTH[1]	ANNUAL APPRECIATION OF SIMILAR WORKS[2,3]

Glazed stoneware | 26 x 15 × 16 in.

Simone Leigh (b. 1967, Chicago, IL) is an American sculptor, video and performance artist whose work centers and imaginatively expands the historical record as it pertains to the black femme experience.

The Artwork depicts the bust, head and crossed arms of a nude woman made of cobalt glazed stoneware, rendered in the artist's signature style with hair resembling an afro. The sculpture is a powerful representation of Black womanhood and is a reminder of the strength and resilience of Black people. Works from the series have been rendered in ceramic, bronze and raffia, and range from domestically scaled sculptures, such as the Artwork, to monumental works such as "Brick House" (2019), which is the first work in the series and was exhibited on New York City's High Line. Leigh's works, as in the subject work, often depict Black women with simplified facial features and no eyes. This lack of detail suggests the invisibility of interior experience, or the inner lives of Black women. Leigh's abstracted figures are a reminder of "how colonial history has systematically anonymized African women's labor and thought." The sculpture is made of glazed stoneware, which is a type of ceramic that is fired at a high temperature. This gives the sculpture a smooth, glossy finish. Examples similar to the Artwork in subject, form, and material are included in several important public collections, including the Guggenheim Museum in New York and the Phillips Collection in Washington, D.C. As of May 22, 2023, figurative sculptures similar to the Artwork in composition and size account for seven of the artist's top ten auction records and have sold in excess of $2.1 million. These are led by: "Birmingham" (2012), which sold for $2,167,500 at Sotheby's, New York, on May 19, 2022, "Clarendon" (2015), which sold for £869,500 ($1,058,819) at Phillips, London, on June 30, 2022, and "Untitled V (Anatomy of Architecture Series)" (2016), which sold for £724,500 ($883,945) at Christie's, London, on June 28, 2022. The Artwork's subject, format, and medium make it a commercial and desirable work by Simone Leigh.

AS OF MAY 18, 2023, LEIGH'S TOP TEN PRICE RECORDS AT AUCTION HAVE ALL BEEN ACHIEVED SINCE OCTOBER 2020, AND ARE LED BY: LAS MENINAS II (2019), WHICH SOLD FOR $3,085,000 AT SOTHEBY'S, NEW YORK ON MAY 18, 2023, STICK (2019), WHICH SOLD FOR $2,712,000 AT CHRISTIE'S, NEW YORK ON MAY 15, 2023 AND BIRMINGHAM (2012), WHICH SOLD FOR $2,167,500 AT SOTHEBY'S, NEW YORK ON MAY 19, 2022.

In 2022, Simone Leigh was the recipient of the prestigious Golden Lion at the Venice Biennale, where she was the first black female artist to represent the United States. Leigh has shown extensively at both commercial galleries and cultural institutions, including the New Museum of Contemporary Art, New York, Hammer Museum, Los Angeles, and the Guggenheim Museum in New York. As of May 23, 2023, she is represented by Matthew Marks Gallery. Since 2017, high profile exhibitions and successive representation at blue chip galleries Luhring Augustine, Hauser & Wirth and, most recently, Matthew Marks, Leigh's primary market prices have grown in parallel with the artist's auction market.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$3M
$2.3M
$1.5M
$0.8M
2017
2018
2018
2019
2019
2019
2020
2020
2021
2021
2022
2022
2022
2023

Simone Leigh (b. 1967, Chicago, IL) is an American sculptor, video and performance artist whose work centers and imaginatively expands the historical record as it pertains to the black femme experience. In 1990, Leigh earned a bachelor's degree in art and philosophy from Earlham College in Indiana, where she studied ceramics in the tradition of Bernard Leach. During her time at Earlham, Leigh interned at the Smithsonian Museum of African Art, where she began to consider the categorization of objects from the African diaspora, such as face jugs and large clay vessels, traditionally made by women, which would later become central to her work. Despite her study of the arts, it was not until 2001, when Leigh had her first exhibition at Rush Art in Manhattan, that she began to refer to herself as an artist. While relationships forged over a series of trips to Africa between 2007 and 2010 laid the foundations for an international career, it was her participation in the artist in residence program at the Studio Museum in Harlem in 2011 that gained her broader recognition in the United States. During the following decade, Leigh's output would expand to include social practice and film, alongside the commanding sculptural work for which she is best known. She was represented from 2011 to 2016 by Jack Tilton Gallery and joined Luhring Augustine in 2016, as her career accelerated following a sold out exhibition at the Park Avenue Armory and exhibitions at the Tate Exchange in London and the Hammer Museum in Los Angeles. In 2018, Leigh received the Hugo Boss prize and participated in her first Whitney Biennial. The following year she presented her first bronze sculpture, "Brick House," a monumental bust of a Black woman, commissioned to be installed on New York City's High Line.



SIMONE LEIGH



SIMONE LEIGH



IMPORTANT DISCLOSURES

1. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Simone Leigh have a record price compound annual growth rate ("CAGR") of 114.9% from November 17, 2017 to December 31, 2022. This calculation is based on (i) a record price of $35,000 on November 17, 2017, the earliest date that an artwork by the artist was sold at public auction according to publicly available data and (ii) $1,764,583, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

2. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

3. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise sculptures by Simone Leigh with the following criteria: figurative sculptures, executed 2011 to present which measure less than 40 inches by 40 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the sculptures in the described set have similar characteristics to the Artwork, each individual sculpture is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 74.6% CAGR implied from selected sales occurring from November 17, 2017 to May 17, 2023.

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